Exhibit 99.1


[GRAPHIC OMITTED]



CONTACT:
The Management Network Group, Inc.        or         Brainerd Communicators
Janet Hall                                           Olga Shmuklyer (Media)
Janet.Hall@tmng.com                                  shmuklyer@braincomm.com
800.876.5329                                         Corey Kinger (Investors)
                                                     kinger@braincomm.com
                                                     212.986.6667



                  TMNG ANNOUNCES CREATION OF SPECIAL COMMITTEE
                        TO REVIEW STOCK OPTION PRACTICES


      Announces Revenues for Quarter Ended September 30, 2006 and Schedules
                   Conference Call for November 14 to Discuss
                        3rd Quarter Business Developments

Overland Park, KS - November 13, 2006 - TMNG Global (Nasdaq: TMNG), a leading provider of management consulting services to the global communications, media and entertainment industries, today announced that following an initial internal review of its stock option practices for the period from 1999, the year of the Company's initial public offering, through 2005, its Board of Directors has appointed a Special Committee to conduct a review of the Company's historical practices regarding its stock option programs and related accounting. The Special Committee is comprised of independent members of the Board and has retained independent outside counsel which has full authority to retain accounting experts. The Special Committee will make appropriate recommendations regarding the Company's ongoing option granting practices and procedures.

Following the Special Committee's review, the Company may need to correct its historical determinations of non-cash stock-based compensation expense. If these corrections are material, the Company would be required to restate its financial statements. Although the impact on the Company's historical financial statements is not yet known, the Company does not expect the review to result in changes to its historical revenues or non-option related operating expenses.

In light of the Special Committee review, the Company will not be in a position to file its quarterly report on Form 10-Q for the thirteen week period ended September 30, 2006 by the November 14, 2006 due date and does not anticipate it will be in a position to file the Form 10-Q within the 5-day extension period under Rule 12b-25. The Company has notified the Nasdaq Stock Market and the Securities and Exchange Commission of the Special Committee review and that the quarterly filing will be delayed.

The Company announced that its gross revenues for the 2006 third quarter increased 7.9% to $8.7 million, compared with revenue of $8.1 million in the third quarter of 2005. For the nine months ended September 30, 2006, revenue increased 5.2% to $25.4 million, compared with $24.1 million in the first nine months of 2005. While revenues were higher for both periods compared with a year ago, the Company noted that third quarter 2006 revenues were lower than expected. TMNG also noted that it anticipates reporting a loss for the third quarter and year-to-date.

The Company will not be in a position to announce additional financial results for the quarter until the Special Committee has completed its review and a determination of the appropriate stock-based compensation has been made. Though the release of full financial results will be delayed, the Company will host a conference call to discuss third quarter business developments on Tuesday, November 14, 2006 at 5:00 p.m. ET. To participate on the live call, investors should dial 888-332-7254 in the United States or 973-582-2856 from international locations and reference conference passcode 8018493 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet on the "Investor Relations" portion of TMNG's corporate Web site, http://www.tmng.com. Investors should go to the Web site approximately 10 minutes prior to the start time of the call to register. An on-line archive of the call will be available at http://www.tmng.com for one week. Additionally, a replay of the call will be available by dialing 877-519-4471, passcode 8018493, through November 21, 2006.

About TMNG Global
The Management Network Group, Inc. (Nasdaq: TMNG) is a leading provider of professional services to the converging communications industry and the financial services firms that support it. With more than 400 consultants worldwide, TMNG Global's clients include communications service providers, entertainment, media and technology companies, and financial services firms. Founded in 1990, TMNG Global has provided strategic and management consulting, as well as managed services, to more than 1000 clients worldwide, including all the Fortune 500 telecommunications companies. The company is headquartered in Overland Park, Kansas, with offices in Berlin, Boston, Chicago, London, New
York, Dallas, Shanghai and Washington, D.C. TMNG Global can be reached at 1.888.480.TMNG (8664) or online at http://www.tmng.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the Special Committee's review or expectations with respect to the Company's financial statements are subject to the Special Committee's review and other known and unknown risks, uncertainties, and contingencies. Factors that might affect actual results, performance, or achievements include, among other things, the outcome, timing and impact of the Special Committee's review and the other matters discussed in this press release, the conclusions of the Special Committee resulting from that review, any adverse tax or accounting adjustments resulting from that review, conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company's services, and technological advances and competitive factors in the markets in which the Company competes. In addition to the matters discussed in this press release, risks and uncertainties are described from time to time in TMNG's filings with the Securities and Exchange Commission.

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